Exhibit 10.1

LEASE AGREEMENT
TABLE OF CONTENTS

DEFINED TERMS		IV
ARTICLE I GRANT AND TERM		1
1.1	Background	1
1.2	Agreement to Lease	1
1.3	Property	1
1.4	Term	2
1.5	Options to Extend Lease Period	2
1.6	Title Commitment	2
ARTICLE II RENT AND OTHER CHARGES		3
2.1	Rent	3
2.2	Additional Rent	4
2.3	Property Taxes	4
2.4	Personal Property Taxes	4
2.5	Utilities	5
2.6	Cost of Maintaining Property	5
2.7	Operating Cost	5
2.8	Interest on Past Due Obligations	5
ARTICLE III BUILD-TO-SUIT IMPROVEMENTS		5
3.1	Improvements to the Property	5
ARTICLE IV USE OF PROPERTY		7
4.1	Signage	7
4.2	Use of Property	7
4.3	Hazardous Materials	8
4.4	No Partnership	10
4.5	Compliance with Government Regulations and Requirements	10
4.6	Condition of Property; Alterations, Repairs, Maintenance and Replacement	10
4.7	Quiet Enjoyment and Landlord’s Right of Entry	11
4.8	Indemnity	12
4.9	Rules and Regulations	12
ARTICLE V PARKING AND COMMON USE AREAS AND FACILITIES		13

5.1	Parking	13
5.2	Control of Common Areas by Lessor	14
5.3	Use of Common Areas	14
ARTICLE VI INSURANCE		14
6.1	Liability Insurance	14
6.2	Hazard And Rental Income Insurance	15
6.3	Increase in Fire Insurance Premium	15
6.4	Waiver of Subrogation	15
ARTICLE VII ACKNOWLEDGEMENT AND PRESERVATION OF OPTION TO PURCHASE		15
7.1	Acknowledgement of Purchase Option	15
7.2	Preservation of Purchase Option	16
ARTICLE VIII ASSIGNMENT OR SUBLETTING AND PLEDGING		16
8.1	Lessor’s Consent Required	16
ARTICLE IX DEFAULTS: REMEDIES		17
9.1	Covenants and Conditions	17
9.2	Defaults	17
9.3	Default by Lessor	18
9.4	Remedies	18
9.5	The Right to Relet the Premises	19
9.6	Landlord’s Right to Cure	19
9.7	Cumulative Remedies	20
9.8	Late Charges	20
ARTICLE X DAMAGE TO PROPERTY; CONDEMNATION		20
10.1	Damage to the Property	20
10.2	Condemnation of Property	20
10.3	Distribution of Condemnation Award	20
ARTICLE XI ESTOPPEL CERTIFICATES, SUBORDINATION AND MORTGAGEE PROTECTION		21
11.1	Estoppel Certificates	21
11.2	Financial Statements	21
11.3	Attornment	21
11.4	Subordination/Superiority	22
11.5	Mortgagee Protection	22
ARTICLE XII SURRENDER AND HOLDOVER		22

12.1	Surrender of Property at Termination of Lease	22
12.2	Holding Over	23
ARTICLE XIII MISCELLANEOUS PROVISIONS		23
13.1	Waiver	23
13.2	Time of Essence	23
13.3	Attorneys’ Fees	23
13.4	Corporate Authority	23
13.5	Successors and Assigns	23
13.6	Real Estate Brokers	24
13.7	Service of Notice	24
13.8	Entire Agreement and Miscellaneous Provisions	24

DEFINED TERMS

ADA	8
Additional Rent	4
Affiliate of Lessee	17
Anniversary Date	3
Atlantis	1
Beginning Index	3
Commencement Date	2
Commitment	2
Common Areas	14
Comparison Index	3
Construction Defect	7
Final Plans and Specifications and Working Drawings	6
Fountain Lease	1
Fountain Lease Amendment	1
Fountain Property	1
Hazardous Material	9
Improvements	6
Index	3
Lease	1
Lessee	1
Lessor	1
Minimum Monthly Rent	3
mortgagee	22
Preliminary Plans and Specifications	6
Property	1
Property Interests	15
Purchase Option	15
Real Property Taxes	4
Renewal Term	2
Rent	4
Shopping Center	1
Shopping Center Remainder	1
Term	2
Transfer	16
worth at the time of the award	19

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”)  is made and entered into this 28th day of August, 2015, between Biggest Little Investments, L.P., a Delaware limited partnership (“Lessor”), and Golden Road Motor Inn, Inc., a Nevada corporation (“Lessee”).

GRANT AND TERM

Background

Lessee is the owner of the Atlantis Casino Resort Spa located in Reno, Nevada (including any resort, casino or spa operated on the Fountain Property by Lessee or its successors and/or assigns, the “Atlantis”).  Pursuant to that certain Lease Agreement and Option to Purchase dated January 29, 2004 (the “Fountain Lease”), Lessor leased to Lessee and Lessee leased from Lessor certain real property described in Exhibit A (the “Fountain Property”) adjacent to the Property (as defined below).  Lessee desires to lease the Property from Lessor and Lessor agrees to lease the Property to Lessee, in each case on the terms and conditions of this Lease.  Lessee desires to demolish the buildings located on the Property and to convert the Property to additional Atlantis surface parking.

Lessor and Lessee have agreed to modify the terms of the Fountain Lease in order to, among other things, set forth Lessee’s agreement to exercise the three (3) remaining renewal options set forth in Section 1.4 of the Fountain Lease, as will be set forth in that certain First Amendment to Lease Agreement and Option to Purchase Fountain Space dated of even date and to be executed concurrently herewith (the “Fountain Lease Amendment” ).

Lessor has agreed to subdivide the Shopping Center (as defined below) into three (3) parcels, each to have its own separate assessor’s parcel number and billing for purposes of Real Property Taxes.  One such subdivided parcel shall be the Fountain Property, the second such subdivided parcel shall be the Property (as defined below), and the third such subdivided parcel shall be the “Shopping Center Remainder”.

Agreement to Lease

Lessor hereby leases the Property to Lessee, and Lessee hereby leases the Property from Lessor for the term and according to the terms, covenants, agreements, representations and conditions set forth herein.

Property

The subject property is all that certain property described in Exhibit B attached hereto consisting of approximately 46,363 square feet of building space, and surrounding surface parking, located in the City of Reno, County of Washoe, State of Nevada (the “Property”), including the improvements to be constructed by Lessee.  The Property is part of a Shopping Center known as The Sierra Marketplace (the “Shopping Center”).  Lessor represents, to its knowledge, that this Lease is subject only to the easements and encumbrances of record against the Property as shown in the Commitment (as defined below).

Term

The term (“Term”) of this Lease shall be twenty (20) years commencing on the Commencement Date (as defined below) and expiring at 5:00 p.m. on the last day of the Term, unless sooner terminated under any provisions hereof.  The Term of this Lease shall commence on August 28, 2015 (the “Commencement Date”).

In the event that the Commencement Date does not occur on the first day of the month, then this Lease shall be effective from and after the Commencement Date, and the Term shall commence on the first day of the month next succeeding the Commencement Date, provided Lessee shall pay Minimum Monthly Rent and Additional Rent as provided in 0 below, for the fractional month from the Commencement Date through the first day of the next succeeding month on a per diem basis, calculated on the basis of a thirty (30) day month, in advance.  All Lease expirations, renewal dates, notices of options to renew, and any other provision relating to the commencement of the Term of this Lease shall be determined by reference to (i) the Commencement Date where same occurs of the first day of the month, or (ii) on the first day of the next succeeding month where the Commencement Date does not occur on the first day of the month.

Options to Extend Lease Period

Lessor hereby grants to Lessee one (1) option to renew the Term of this Lease for an additional ten (10) year term.  The renewal option is granted at the expiration of this original Lease Term, provided Lessee is not in default under this Lease.  The option to extend and renew this Lease is exercisable only if Lessee is not in default under this Lease at the time thereof.  Said renewal term shall be referred to herein as the “Renewal Term.”  The option to renew this Lease shall be exercised by Lessee giving written notice thereof to Lessor at least ninety (90) days prior to expiration of the original Term, but not before one hundred eighty (180) days prior to said expiration.  If Lessee exercises the option to renew this Lease, all of the terms and provisions of this Lease shall continue in full force and effect and shall apply in all respects to the Renewal Term.  If this Lease is not otherwise terminated by Lessee due to a default by Landlord prior to the expiration of the initial Term and Lessee does not exercise the option to renew this Lease, then Lessee shall pay to Lessor the sum of One Million Six Hundred and No/100 Dollars ($1,600,000.00) on or before the last day of the Term for the residual value of the buildings demolished by Lessee.  All references in this Lease to Term shall hereinafter include the Renewal Term; provided, that during the Renewal Term, the Minimum Monthly Rent shall be adjusted upward and increased as provided in Section 0 hereof.

Title Commitment

Lessor has delivered to Lessee a copy of an ALTA Plain Language Commitment, Form No. 1068-2, prepared by First American Title (Order No. 121-2489073), dated as of July 9, 2015 (the “Commitment”).  Lessee has reviewed and satisfied itself as to all aspects of and the content of the Commitment, including without limitation, the Exceptions in Schedule B, Section Two thereof, and Lessee accepts this Lease based on its review of, and satisfaction with, the Commitment.

RENT AND OTHER CHARGES

Rent

As and for rent for the Property, Lessee shall pay Lessor monthly rent as follows:

Minimum Monthly Rent.  Lessee shall pay to Lessor monthly rent (the “Minimum Monthly Rent”) in an amount equal to Fifty-seven Thousand Nine Hundred Fifty-three and 75/100 Dollars ($57,953.75) for the initial sixty (60) months of the Term. Thereafter, the Minimum Monthly Rent shall be increased as set forth in Section 2.1B of this Lease on each of the fifth (5th) anniversary of the Commencement Date, the tenth (10th) anniversary of the Commencement Date, the fifteenth (15th) anniversary of the Commencement Date, and if applicable, the twentieth (20th) anniversary of the Commencement Date and the twenty-fifth (25th) anniversary of the Commencement Date (each, an “Anniversary Date”).

Adjustments to Minimum Monthly Rent.  The base for computing the increase in Minimum Monthly Rent (the “Beginning Index”) is the All Urban Consumers Index, U.S. Cities Average, All Items category published by the United States Department of Labor, Bureau of Labor Statistics (the “Index”), which is in effect for the month in which the Commencement Date occurs.  The Index published and in effect the three (3) months preceding each Anniversary Date (the “Comparison Index”) is used in determining the amount of the increase from one sixty (60) month period to the next.  Beginning on the first Anniversary Date, and thereafter on each subsequent Anniversary Date, the Minimum Monthly rent as indicated in Section 0 will be increased by multiplying the Minimum Monthly Rent in effect during the preceding sixty (60) month period by a fraction, the numerator being the Comparison Index and the denominator being the Beginning Index.  In no event, however, will the amount of Minimum Monthly Rent for one sixty (60) month period be less than the Minimum Monthly Rent for the preceding sixty (60) month period.  Further, the cost of living adjustment will be applied to the Minimum Monthly Rent amount only.

If, in the future, the Index shall be changed then the Index shall be converted in accordance with the conversion factor published by the United Stated Department of Labor, Bureau of Labor Statistics.  In the event the Index is discontinued or revised during the Term hereof, such other governmental index or computation with which it is replaced shall be used in order to obtain substantially the same result that would be obtained if the Index had not been discontinued or revised.

No later than five (5) days after each Anniversary Date, Lessor will give Lessee written notice of the adjusted Minimum Monthly Rent payable for the next succeeding five (5) year period; provided, however, failure of Lessor to give such notice shall not be construed as a waiver of any increase in the Minimum Monthly Rent.

Payment of Rent.  Lessee shall pay Rent (as defined below) to Lessor in advance on the first (1st) day of each month during the Term commencing on November 17, 2015 , provided, however,

that such Rent payments shall be prorated for any partial month of the Term, and shall be payable on a per diem basis calculated on the basis of a thirty (30) day month.  Notwithstanding the foregoing, in the event that Lessee is in default under this Lease prior to November 17, 2015, , Lessee shall immediately commence payment of Rent.  Rent shall be paid to Lessor at the address provided herein for service of notice, unless otherwise directed in writing by the Lessor.

Additional Rent

All charges payable by Lessee hereunder, other than Minimum Monthly Rent, are collectively referred to as “Additional Rent”.  Unless this Lease provides otherwise, all Additional Rent shall be paid with the next monthly installment of Minimum Monthly Rent.  The term “Rent” shall mean Minimum Monthly Rent and Additional Rent.

Property Taxes

Payment of Taxes.  Lessee agrees to pay all Real Property Taxes (as defined below) which may be levied or assessed by any lawful authority against the Property and the Improvements (as defined below).  Lessee shall pay such Real Property Taxes upon receipt of a statement from Lessor or the applicable taxing authority delineating the same, which amount shall be paid within ten (10) days after receipt of such statement.  All Real Property Taxes for the year in which this Lease commences shall be apportioned and adjusted. Between the signing of this Lease by the parties hereto and completion of the subdivision of the Shopping Center, Lessor is responsible for payment of Real Property Taxes for the Property and shall be reimbursed for same by Lessee at the rate or $84.07 per day.

Definition of “Real Property Taxes”.  “Real Property Taxes” means: (i) any fee, license fee, license tax, business license fee, commercial rental tax, levy, charge, assessment, penalty or tax (other than inheritance or estate taxes) imposed by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agriculture, lighting, drainage or other improvement district thereof, as against any legal or equitable interest of in the Property, including the Improvements; (ii) any tax on the Lessor’s right to receive, or the receipt of, rent or income from the Property or against Lessor’s business of leasing the Property; (iii) any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Property by any governmental agency; (iv) any tax imposed upon this transaction or based upon a reassessment of Property due to a change in ownership or transfer of all or part of Lessor’s interest in the Property; and (v) any charge or fee replacing any tax previously included within the definition of Real Property Taxes.  “Real Property Taxes” shall not, however, include Lessor’s federal or state income, franchise, inheritance, estate taxes or any real property transfer taxes.

Personal Property Taxes

Lessee shall pay prior to delinquency all taxes charged against the trade fixtures, furnishings, equipment or any other personal property belonging to Lessee.  Lessee shall use its best efforts to have such personal property taxed separately from the Property.

If any such taxes on Lessee’s personal property are levied against Lessor or Lessor’s property, or if the assessed value of the Property is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Lessee, then Lessor, after written notice to Lessee, shall have the right to pay the taxes based upon such increased assessments, regardless of the validity thereof, but only under proper protest if requested by Lessee in writing.  If Lessor shall do so, then Lessee shall, upon demand, repay to Lessor the taxes levied against Lessor, or the proportion of such taxes resulting from such increase in the assessment.  In any such event, however, Lessee, at Lessee’s sole cost and expense, shall have the right, in the name of Lessor and with· Lessor’s full cooperation, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes so paid under protest; any amount so recovered to belong to Lessee.

If any of Lessee’s personal property is taxed with the Property, Lessee shall pay Lessor the taxes for the personal property within fifteen (15) days after Lessee receives a written statement from Lessor for such personal property taxes.

Utilities

Lessee shall pay directly to the appropriate supplier, the cost of all natural gas, heat, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Property.  Lessee reserves the right to install and maintain, at Lessee’s sole expense, separate meters for any public utility servicing the Property for which a separate meter is not presently installed.

Cost of Maintaining Property

Except as otherwise set forth in this Lease, Lessee shall maintain and repair the Property in a good, clean and presentable condition and state of repair as provided in Section 0 of this Lease, at Lessee’s sole expense.  Lessee’s cost of maintaining and repairing the Property shall include, without limitation, all costs or expenses that are operating costs associated with the Property.

Operating Cost

Lessee shall pay no portion of the Shopping Center Remainder’s operating or any other costs.

Interest on Past Due Obligations

Any amount owed by Lessee to Lessor which is not paid when due shall bear interest from the due date of such amount at the lower of (i) ten percent (10%) per annum, or (ii) the maximum legal interest rate permitted by law.  However; interest shall not be payable on late charges to be paid by Lessee under this Lease.  The payment of interest on such amounts shall not excuse or cure any default by Lessee under this Lease.

BUILD-TO-SUIT IMPROVEMENTS

Improvements to the Property

Except as set forth in Section 00 of this Lease, Lessee, at its sole cost and expense, will obtain all applicable governmental approvals and will, at Lessee’s sole cost and expense, cause all existing improvements located on the Property to be demolished and will cause to be constructed, at Lessee’s sole cost and expense, improvements, in a good and workmanlike and lien-free manner, on and adjacent to the Property consisting of grading, paving, lighting and landscaping necessary or beneficial to convert the Property to its intended use as a parking lot and for ingress and egress to adjacent property owned or leased by Lessee and the Shopping Center Remainder, other parking areas, pedestrian walkways and landscaping, consistent with the Preliminary Plans and Specifications and Preliminary Cost Estimates (the “Preliminary Plans and Specifications”),which are attached hereto as Exhibit C and by this reference made a part hereof (the “Improvements”).  Subject to Lessor’s consent set forth in Section 3.10 of this Lease, the Improvements shall conform to the Preliminary Plans and Specifications unless modification is necessary to comply with local building codes or other requirements of local municipalities.

Lessor shall cause to be remediated and shall pay all costs and expenses associated with, arising from or related to any required or beneficial asbestos remediation with respect to the demolition of the current improvements on the Property.  At Lessor’s cost, Lessor shall promptly cause the Property and the Fountain Property to be legally subdivided and separated from the Shopping Center (resulting in a third parcel which will be the Shopping Center Remainder), and shall obtain a separate assessor’s parcel number and separate Real Property Tax billing for each of the three (3) subdivided parcels.

Lessee and Lessor have approved and agreed upon the Preliminary Plans and Specifications for the Improvements to the Property.

As soon as received from the contractor or designer, Lessee shall deliver to Lessor copies of the final plans and specifications and working drawings covering the construction of the Improvements, based upon the approved Preliminary Plans and Specifications (the “Final Plans and Specifications and Working Drawings”).  Prior to commencing construction of the Improvements, Lessee shall obtain approval of the Final Plans and Specifications and Working Drawings from Lessor and from all appropriate governmental agencies, and after they have been approved, a copy of them shall be initialed and dated by each of Lessor and Lessee.  Lessee shall exercise due diligence in attempting to obtain such approval.

If a governmental agency requires modification of the Final Plans and Specifications and Working Drawings, then (i) the party receiving notice of such required modification shall promptly notify the other party, and (ii) Lessee and Lessor shall cooperate with each other and such governmental agency to complete such required modification.  Notwithstanding anything in this Section 0, Lessor shall not unreasonably withhold its consent to the Final Plans and Specifications and Working Drawings.

Lessee shall construct the Improvements in accordance with the Final Plans and Specifications and Working Drawings.  Lessee agrees to secure all necessary permits for the construction.  Lessee agrees that such construction shall be completed in a good workman-like manner; that materials and workmanship will be of such quality as is usual and customary in the Washoe County, Nevada, area; that such construction shall be free of mechanic’s liens; that such construction shall comply with applicable building and safety codes and comport with the Final Plans and Specifications as set forth above.

Within fifteen (15) days after Lessee notifies Lessor that the Improvements have been substantially completed and are available for inspection by Lessor, whether or not Lessee is then in possession of the Property, Lessor shall deliver to Lessee a list of items that Lessor deems it necessary under the Final Plans and Specifications and Working Drawings that Lessee completes or corrects in order for the Property to be acceptable to Lessor.  Lessee shall immediately commence to complete or correct such items, except for items that Lessee reasonably disputes as not being within the scope of the Improvements.  If Lessor does not deliver the list to Lessee within the fifteen (15) day period, Lessor shall be deemed to have approved the Property and approved construction of the Improvements as completed.

Lessee’s taking possession of the Property and Lessor’s failure to deliver the list described in Section 3.10 of this Lease shall not constitute a waiver of any claim under Section 0 of this Lease or a waiver of any warranty or of any defect in regard to workmanship or material of the Improvements (each, a “Construction Defect”).  Lessor shall have the period of time contained within Lessee’s warranty from the contractor within which to notify Lessee of any Construction Defect covered by said warranty.  In the event of a Construction Defect, it is Lessee’s duty to fully enforce all legal remedies to achieve cure.

Lessee shall be responsible for, and shall bear the cost of, restoring any improvement not located on the Property that becomes physically damaged by Lessee’s demolition of the buildings currently existing on the Property.

USE OF PROPERTY

Signage

Lessee shall pay for all signs and maintenance and removal of said signs located or constructed on the Property.  All sign design, color, layout, graphics, location and size shall first be submitted to Lessor for approval prior to fabrication.  All signs shall be constructed and installed by contractors qualified to fabricate and install commercial signs.  No signs shall be installed until after Lessor has approved the construction drawings and specifications of the signs, including all connections.  Lessee agrees to apply for any necessary permits or zoning changes for signs to be located or erected on the Property as a result of the Improvements, at Lessee’s expense.  Lessee shall maintain all signs in a neat and attractive condition.

Use of Property

The Property shall be used by Lessee solely as a parking lot, for ingress and egress to adjacent property owned or leased by Lessee and the Shopping Center Remainder, other parking areas, pedestrian walkways and landscaping, and uses reasonably related or incidental thereto and for landscaping features.  Lessee shall not use, or permit to be used, any portion of the Property for any purpose other than those stated above.

Lessee shall maintain the Property in a clean and sanitary condition and shall comply with all laws, health and policy requirements with respect to the Property and appurtenances and agrees to hold Lessor harmless from all fines, penalties and costs for violations, or non-compliances by

Lessee of said laws, requirements, or regulations, and from all liability arising out of any such violations or noncompliance, unless said liability results from the conduct of Lessor.

Lessee shall not permit upon the Property any unlawful acts, or any condition, act or thing constituting a nuisance, nor do or permit any act which shall annoy, harass, disturb or imperil others; and shall abide by all laws, ordinances and regulations of the City of Reno, County of Washoe, the State of Nevada, and the United States of America, including without limitation, the Americans with Disabilities Act, 42 U.S.C. 12101-12213, as amended from time to time (and any rules and regulations, restrictions, guidelines, requirements or publications promulgated or published pursuant thereto, collectively referred to as the “ADA”) and Lessee agrees to hold Lessor harmless from all fines, penalties and costs for violations, or non-compliances by Lessee, of said laws, requirements, or regulations, and from all liability arising out of any such violations or noncompliance.

Lessee shall not use the Property for any purpose deemed hazardous by any insurance company carrying insurance thereof.

Either party, at its sole expense, has the right to install fencing in the planter areas between the Property and the Shopping Center Remainder as designated on Exhibit C1.

Lessor, its tenants and customers have the right to use the sidewalk (the “Sidewalk”) in the Property on the south side of the building area as shown on Exhibit C1.  Lessor may also place utility panels and meters on the Sidewalk.

Lessor has the right through the life of the Lease to install, at Lessor’s sole expense, underground utility lines in the Property in the most efficient and least disruptive manner to Lessee.  Such installation shall not require that more than eight (8) parking spaces in the Property be removed from service for more than two (2) weeks.  Lessor agrees to restore the Property, at Lessor’s sole expense, to the Property’s condition prior to installation.

Hazardous Materials

Indemnity by Lessee.  Lessee shall not cause or permit any Hazardous Material (as defined below) to be brought upon, kept, or used in or about the Property by Lessee, its agents, employees, contractors or invitees.  If (i) Lessee breaches the obligations stated in the preceding sentence, (ii) the presence of Hazardous Material on the Property or on or in the soil or ground water under or adjacent to the Property caused or permitted by Lessee, its agents, employees, contractors or invitees results in contamination of the Property or such soil or ground water, (iii) contamination of the Property or such soil or ground water by Hazardous Material otherwise occurs for which Lessee is legally liable to Lessor for damage resulting therefrom, or (iv) contamination occurs elsewhere in connection with the transportation by Lessee of Hazardous Material to or from the Property, then Lessee shall indemnify, protect, defend and hold Lessor harmless from any and all claims, judgment, damages, penalties, fines, costs, expenses, liabilities or losses (including, without limitation, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Term of this Lease as a result of such contamination.  The foregoing obligation of Lessee to indemnify, protect, defend and hold Lessor harmless (i) is subject to Lessor’s requirement to pay all costs and expenses associated with, arising from or related to any required asbestos remediation with respect to the demolition of the existing improvements on the Property, and (ii) includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, restoration or other response work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present as a result of any action or inaction on the part of Lessee, its agents, employees, contractors or invitees in any improvements constituting the Property or the soil or ground water on, under or adjacent to the Property or elsewhere in connection with the transportation by Lessee of Hazardous Material to or from the Property.  Without limiting the foregoing, if the presence of any Hazardous Material on or in the Property or the soil or ground water under or adjacent to the Property caused or permitted by Lessee, or its agents, employees, contractors or invitees, results in any contamination of the Property, Lessee shall promptly take all actions at its sole expense as are necessary to return the Property or such soil or ground water to the condition existing prior to the introduction of any such Hazardous Material to the Property or to such soil or ground water.

Indemnity By Lessor.  Lessor shall not cause or permit any Hazardous Material (as defined below) to be brought upon, kept, or used in or about the Property by Lessor, its agents, employees, contractors or invitees.  As to any contamination of the Property by Hazardous Material which exists as of the Lease Commencement Date hereof or if (i) Lessor breaches the obligations stated in the preceding sentence, (ii) the asbestos remediation required of Lessor pursuant to Section 0 of this Lease results in further contamination of the Property or such soil or ground water, (iii) the presence of Hazardous Material on the Property or on or in the soil or ground water under or adjacent to the Property caused or permitted by Lessor, its agents, employees, contractors or invitees results in contamination of the Property or such soil or ground water, (iv) contamination of the Property or such soil or ground water by Hazardous Material otherwise occurs for which Lessor is legally liable to Lessee for damage resulting therefrom, or (v) contamination occurs elsewhere in connection with the transportation by Lessor of Hazardous Material; then Lessor shall indemnify, protect, defend and hold Lessee harmless from any and all claims, judgment, damages, penalties, fines, costs, expenses, liabilities or losses (including, without limitation, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the term of this Lease as a result of such contamination or the removal, containment or other remediation thereof.  The foregoing obligation of Lessor to indemnify, protect, defend and hold Lessee harmless includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, restoration or other response work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present as a result of any action or inaction on the part of Lessor, its agents, employees, contractors or invitees in any improvements constituting the Property or the soil or ground water on, under or adjacent to the Property or elsewhere in connection with the transportation by Lessor of Hazardous Material to or from the Property.  Without limiting the foregoing, if the presence of any Hazardous Material on or in the Property or the soil or ground water under or adjacent to the Property caused or permitted by Lessor, or its agents, employees, contractors or invitees results in any contamination of the Property, Lessor shall promptly take all actions at its sole expense as are necessary to return the Property or such soil or ground water to the condition existing prior to the introduction of any such Hazardous Material to the Property or to such soil or ground water.

Hazardous Material Defined.  As used herein, the term “Hazardous Material” means any hazardous or toxic substance, chemical, toxicant, pollutant, contaminant, material or waste

which.is or becomes regulated by any local governmental authority, the State of Nevada or the United States Government for the protection of health or the environment.  The term “Hazardous Material” includes, without limitation, any material or substance that is (i) defined as a “hazardous waste” under NRS 459.400 et seq. (Disposal of Hazardous Waste) or NRS 459.700 et seq. (Transportation of Hazardous Waste); (ii) petroleum; (iii) asbestos; (iv) designated as a “hazardous substance” pursuant to Section 311 of the Water Pollution Control Act (33 U.S.C. 1321), (v) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), (vi) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 6901), (vii) defined as a “regulated substance” pursuant to Subchapter IX, Solid Waste Disposal Act (Regulation of Underground Storage Tanks), 42 U.S.C. 6991 et seq., (viii) defined as a “hazardous chemical substance or mixture” or “imminently hazardous chemical substance or mixture” within the meaning of the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., (ix) defined as a “hazardous air pollutant” within the meaning of the Federal Clean Air Act, 42 U.S.C. 7400 et seq., (x) defined as a “toxic pollutant” or “oil” or “hazardous substance” within the meaning of the Federal Water Pollution Control Act, 33 U.S.C. 1250 et seq., (xi) defined as a “contaminant” within the meaning of the Safe Drinking Water Act, 42 U.S.C. 3001, or (xii) defined as a “chemical known to the state to cause cancer or reproductive toxicity”, in each case as such law or definition may be amended from time to time.

No Partnership

This Lease shall in no way be deemed to be or considered evidence that a partnership or joint venture exists between Lessor and Lessee.

Compliance with Government Regulations and Requirements

Lessor shall make any and all such improvements, alterations, repairs or do any other act to or upon the Property as shall be required by any applicable statute, law, ordinance or regulation, including, but not limited to those relating to environmental quality or hazardous waste, by any competent governmental authority.  The cost of any and all such improvements, alterations, repairs or other acts shall be borne by Lessee and Lessor as provided in Section 0 above, except as otherwise provided in this Lease.

Condition of Property; Alterations, Repairs, Maintenance and Replacement

Lessee shall repair and maintain (and as necessary, replace portions of) the Property in a good, clean and presentable condition.  The cost of any and all such maintenance and repairs (and as necessary, replace portions of) shall be borne as provided in Section 0 above.  Lessee’s obligation to maintain, repair (and as necessary, replace portions of) the Property shall include the following:

The routine and ordinary maintenance of the landscaping, irrigation system and grounds, including weed control and cleaning; and

The routine and ordinary maintenance of the parking lot, driveways and pedestrian walkways, including snow removal; and

Any repair or replacement of the parking lot, driveways and pedestrian walkways, landscaping, irrigation system and grounds.

Lessee shall not make any alterations or improvements to or upon the Property without Lessor’s prior written consent thereto, which consent shall not be unreasonably withheld, provided that Lessee may, from time to time, make minor alterations to the Improvements without Lessor’s consent.  All alterations and improvements shall be accomplished in a good workmanlike manner and in strict compliance with all county and state ordinances, requirements and regulations pertaining thereto.

Lessee shall not allow or permit the filing or placement of any materialman, mechanics or other liens upon the Property.  In the event that such a lien is filed, Lessee will cause such lien to be fully discharged and released.  In the event Lessee desires to contest any lien, Lessee must post a bond sufficient to discharge the lien.  Lessee agrees to indemnify Lessor against all liability, loss, damage, costs or expenses, including attorney’s fees, on account of claims, or liens for laborers or materialmen or others who performed work or supplied materials or supplies to Lessee.  At least ten (10) days before undertaking any alteration, improvement or construction permitted by this Section, Lessee will notify Lessor so that Lessor may record a notice of non-responsibility with the County Recorder of Washoe County.

Upon the completion of any alterations or improvements, such alterations and improvements to the Property shall become or remain a part of the Property.  Furnishings, equipment and trade fixtures of Lessee, which are not part of any building thereon, remain the Lessee’s property and are excepted from this clause and provision.

Lessee shall return the Property to Lessor at the expiration or earlier termination of this Lease in good and sanitary order, condition and repair, free of rubble and debris, broom clean, reasonable wear and tear excepted.  All damage to the Property caused by the removal of such trade fixtures and other personal property that Lessee is permitted to remove under the terms of this Lease and/or such restoration shall be repaired by Lessee at its sole cost and expense prior to termination.

Quiet Enjoyment and Landlord’s Right of Entry

Quiet Enjoyment.  If and so long as Lessee shall pay the Rents specified herein and observe and perform all covenants, agreements and obligations required by it to be observed and performed hereunder, Lessee shall peaceably and quietly hold and enjoy the Property for the Term without hindrance or interruption by Lessor or any other person or persons lawfully or equitably claiming by through, or under Lessor; subject, nevertheless, to the terms and conditions of this Lease and the mortgages and other matters to which this Lease is subordinate.  Lessor expressly reserves the right as to the Shopping Center at any time to do, or permit to be done, any or all of the following: add or remove buildings or structures; change the number and location of buildings and structures; change building dimensions; change the number of floors in any of the buildings or structures; enclose any mall; add to, alter or remove partially or wholly any structure or structures used to enclose any plaza area; change the identity and type of stores and tenancies and the dimensions thereof; change the name of the Shopping Center in which the Property is located; change the address or designation of the Property; provide subterranean and multiple level parking decks;

convert common areas into leasable areas; change the means of access to and egress from the Shopping Center, except for the access driveway at the new traffic control signal on South Virginia Street which Lessor shall not change or alter without Lessee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and expand or reduce the size of the Shopping Center; provided, however, that (i) no such changes shall (A) deny or materially interfere with the reasonable visibility of, ingress to, or egress from the Property, or (B) diminish or materially interfere with the parking requirements set forth in Section 0 of this Lease, and (ii) no heavy industrial use will be permitted by Lessor within the Shopping Center, including, but not limited to, truck and heavy equipment repair facilities.

Right of Entry.  Lessor, or Lessor’s agents or representatives may enter and be present upon the Property at any time for purposes of discharging Lessor’s obligations hereunder.

Indemnity

Lessee, as a material part of the consideration to be tendered to Lessor, shall indemnify, defend, protect and hold harmless Lessor against all actions, claims, demands, damages, liabilities, losses, penalties, or expenses of any kind which may be brought or imposed upon Lessor or which Lessor may pay or incur by reason of injury to person or property or business, from whatever cause, all or in any way connected with the acts and omissions of Lessee, and Lessee’s use of the Property or breach of any provision of this Lease, including without limitation any liability or injury to the person or property or business of Lessee, its agents, officers, employees or invitees.  Lessee agrees to indemnify, defend and protect Lessor, and hold it harmless from any and all liability, loss, cost or obligation on account of, or arising out of, any such injury or loss however occurring, including breach of the provisions of this Lease and the negligence of the parties hereto.  Nothing contained herein shall obligate Lessee to indemnify Lessor against its own sole or gross negligence or willful acts, for which Lessor shall indemnify Lessee.

Lessor, as a material part of the consideration to be tendered to Lessee, shall indemnify, defend, protect and hold harmless Lessee against all actions, claims, demands, damages, liabilities, losses, penalties, or expenses of any kind which may be brought or imposed upon Lessee or which Lessee may pay or incur by reason of injury to person or property or business, all or in any way connected with the acts and omissions of Lessor, the condition of the Shopping Center, including without limitation any liability or injury to the person or property or business of Lessor, its agents, officers, employees or invitees.  Lessor agrees to indemnify, defend and protect Lessee and hold it harmless from any and all liability, loss, cost or obligation on account of or arising out of, any such injury or loss however occurring, including breach of the provisions of this Lease and the negligence of the parties hereto.  Nothing contained herein shall obligate Lessor to indemnify Lessee against its own sole or gross negligence or willful acts, for which Lessee shall indemnify Lessor.

Rules and Regulations

Lessee agrees as follows:

The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign: substance of any kind shall be thrown therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by Lessee, who shall, or whose employees, agents or invitees shall have caused it.

Lessee shall not burn any trash or garbage of any kind in or about the Property or the Shopping Center.

All public entrances and exits to the Property shall be kept unobstructed and open to the public at all times.

Lessee shall not cause or permit any obnoxious or foul odors that disturb the public or other tenants.  Should such odors be evident, Lessee shall be required to take immediate steps to remedy the same upon written notice from Lessor.

Lessor reserves the right from time to time in the exercise of its reasonable discretion to amend or supplement the foregoing rules and regulations, and to adopt and promulgate additional rules and regulations applicable to the Property and Shopping Center.  Reasonable notice of such rules and regulations and amendments and supplements thereto, if any, shall be given to the Lessee.

Lessee agrees to comply with all such rules and regulations upon reasonable notice to Lessee from Lessor.

In the event any violation of any of the above rules and regulations, as amended or supplemented, continues after five (5) days following notice to the Lessee of such violation, beginning on such fifth day Lessee shall, in addition to any and all other remedies of Lessor provided in this Lease for default by Lessee, pay as liquidated damages, the sum of Two Hundred Fifty Dollars ($250.00) per day for each violation for each day any such violation continues.  The parties hereto agree that the aforementioned sum is a reasonable amount as liquidated damages and does not constitute a penalty, the actual damage caused by such conduct being extremely difficult to measure.

PARKING AND COMMON USE AREAS AND FACILITIES

Parking

Lessee is entitled to all the parking that is designated on the Property as being leased (which also includes parking based on the Fountain Lease) and 32 other parking spaces adjacent to the Property as more particularly described on Exhibit C as “Area A” of this Lease.  Lessor reserves the right, with Lessee’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) to move the 32 parking spaces to another location adjacent to the Property but in no event further than the distance from where such 32 parking spaces are currently located to the Atlantis east entrance. Lessor is responsible for all costs associated with the parking that is designated on the Property as being leased and the 32 parking spaces.

Control of Common Areas by Lessor

“Common Areas” means all areas, space, equipment and special services provided by Lessor (excluding the Property) for the common or joint use and benefit of the occupants of the Shopping Center, their employees, agents, servants, customers and other invitees, including, without limitation, parking areas, access roads, driveways, retaining walls, landscaped areas, truck service ways or tunnels, loading docks, pedestrian malls, courts, stairs, ramps and sidewalks, comfort and first aid stations, and parcel pick-up stations.  All Common Areas shall at all times be subject to the exclusive control and management of Lessor, and Lessor shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to the Common Areas.  Subject to Section 0 of this Lease, Lessor shall have the right to construct, maintain and operate lighting facilities on all Common Areas and improvements; to police the same; from time to time to change the area, level, location and arrangement of parking areas and other facilities hereinabove referred to; to restrict parking by tenants, their officers, agents and employees to employee parking areas; to enforce parking charges only to the extent required by governmental or quasigovernmental entities (by operation of meters or otherwise), with appropriate provisions for free parking ticket validating by tenants; to close all or any portion of the Common Areas or facilities to such extent as may, in the opinion of Lessor’s counsel, be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or the public therein; to close temporarily all or any portion of the parking areas or facilities: to discourage non-customer parking: and to do and perform such other acts in and to said areas and improvements as, in the use of good business judgment, the Lessor shall determine to be advisable with a view to the improvement of the convenience and use thereof by tenants, their officers, agents, employees and customers.  Lessor will operate and maintain the Common Areas in such manner as Lessor, in its sole discretion, shall determine from time to time.  Without limiting the scope of such discretion, Lessor shall have the full right and authority to employ all personnel necessary for the proper operation and maintenance of the Common Areas and facilities.

Use of Common Areas

The use and occupation by Lessee of the Property shall include the use of the Common Areas in common with others entitled to the use thereof, subject however to the terms and conditions of this Lease and to reasonable rules and regulations for the use thereof as prescribed from time to time by Lessor.

INSURANCE

Liability Insurance

During the Lease Term, Lessee shall maintain a policy of commercial general liability insurance, insuring Lessee against liability resulting out of the ownership, use, occupancy or maintenance of the Property, the sidewalks in front of the Property, and the business operated by Lessee and any subtenants of Lessee on the Property.  The initial amount of such insurance shall be at least Two Million Dollars ($2,000,000.00) combined single limit bodily injury, property damage and personal injury, and shall be subject to periodic increase based upon inflation, increased liability awards, recommendations of professional insurance advisers, and other relevant factors.  However, the amount of such insurance shall not limit Lessee’s liability nor relieve Lessee of any obligation hereunder.  The policy shall name Lessor as an additional insured.  In addition, Lessee, at Lessee’s expense, shall carry adequate workers’ compensation insurance coverage and provide written evidence thereof to Lessor.  Lessee shall pay all premiums for the general liability insurance policy covering the Property prior to delinquency.

Hazard And Rental Income Insurance

Not applicable; intentionally omitted.

Increase in Fire Insurance Premium

Lessee agrees that it will not keep, use, manufacture, assemble, sell or offer for sale in or upon the Property any article which may be prohibited by the standard form of fire insurance policy.  Lessee agrees to pay any increase in premiums for fire and extended coverage insurance that may be charged during the Term of this Lease on the amount of such insurance which may be carried by Lessor on the Property, resulting from the acts or omission of the Lessee, its agents, servants or employees, or the use or occupancy of the Property by the Lessee or from the type of materials or products stored, manufactured, assembled or sold by Lessee in the Property, whether or not Lessor has consented to the same.  In determining whether increased premiums are the result of Lessee’s use of the Property, a schedule, issued by the organization making the insurance rate on the property, showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up the fire insurance rate on the Property.

Waiver of Subrogation

Lessor and Lessee each hereby waive any and all rights of recovery against the other or against the officers, employees, agents and representatives of the other, on account of loss or damage occasioned to such waiving party or its property or the property of others under its control, to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy which either may have in force at the time of such loss or damage.  Lessor and Lessee shall, upon the policies of insurance required under this Lease, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

ACKNOWLEDGEMENT AND PRESERVATION OF OPTION TO PURCHASE

Acknowledgement of Purchase Option

The parties hereby acknowledge that pursuant to Article 7 of the Fountain Lease, Lessor granted to Lessee an option to purchase (the “Purchase Option”) the Fountain Property subject to certain restrictions and together with the easements described the Fountain Lease, (collectively, the “Property Interests”) at the expiration of the third and final five (5) year Renewal Term of the Fountain Lease, subject to acceleration for as set forth therein.

Preservation of Purchase Option

In consideration of Lessee’s agreement to exercise the renewal options remaining under the Fountain Lease as set forth in Section 0, Lessor and Lessee agree as follows:

Lessor’s grant to Lessee of an additional leasehold interest in the Property is not, and shall not be construed to be a sale, transfer or assignment of Lessor’s interest in the Shopping Center.

Lessor’s interest in the Shopping Center has not been acquired, and is not being acquired under this Lease, by any beneficiary of a deed of trust or purchaser at a foreclosure sale.

By execution and delivery of this Lease, Lessee is neither exercising the Purchase Option nor waiving its rights under Article 7 of the Fountain Lease.  Neither the existence of, nor the terms and conditions set forth in, this Lease constitutes justification for Lessee to accelerate the Purchase Option under Section 0 of the Fountain Lease.

Lessee retains the right to exercise the Purchase Option at the end of the third and final Renewal Term of the Fountain Lease.

The terms and conditions of the Purchase Option are hereby reaffirmed and ratified by Lessor and Lessee.  The Purchase Option is unaffected by this Lease.  For the avoidance of doubt, no modification of the Purchase Option is contained in the terms and conditions of the Fountain Lease Amendment.

ASSIGNMENT OR SUBLETTING AND PLEDGING.

Lessor’s Consent Required

Lessee may not assign, transfer or convey any of its rights or liabilities under this Lease, to any third person or entity, without the prior written consent of Lessor, which consent shall not be unreasonably withheld.

Lessee may not, under any circumstances, sublet or underlet the Property, or any part thereof, without the prior consent of Lessor.

Lessee shall reimburse Lessor as Additional Rent for Lessor’s reasonable costs and attorneys’ fees incurred in conjunction with the processing and documentation of any proposed assignment or subletting of the Property, whether or not consent is granted.

Lessee may, however, pledge, hypothecate or otherwise apply its interests in this Lease Agreement as collateral for loans, which shall not constitute a transfer or assignment subject to the provisions of this Article.

Notwithstanding Sections 0 and 0 or any other provision of this Lease to the contrary, Lessee may assign, transfer or sublease (collectively, a “Transfer”)  all or any part of its rights and obligations under the Lease or in the Property to an Affiliate of Lessee without Lessor’s consent; provided, however, that Lessee shall not be released from liability under this Lease in connection with a Transfer except as otherwise provided in Section 0 below.  An “Affiliate of Lessee” means any person or entity directly or indirectly controlling, controlled by or under common control with, Lessee.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall mean the possession, whether direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership or control of voting securities, by contract or otherwise, or the power to elect at least fifty percent (50%) of the directors, managers, members or persons exercising similar authority with respect to such persons or entities.

If Lessee Transfers its interest in the Property and the Lease Agreement (whether pursuant to Lessor’s consent under Section 8.10 or Section 8.10, as applicable, or to an Affiliate of Lessee without Lessor’s consent pursuant to Section 8.10), Lessee shall remain firstly liable for the performance of this Lease and all of the terms and provisions hereof except in conjunction with Lessee’s transfer of its resort and casino located on real property adjacent to the Property as provided herein below.  In no event shall any such assignment or subletting relieve Lessee from its full obligation to perform each, every and all of the provisions of this Lease Agreement, except that a transfer or assignment of Lessee’s interest in the Property and Lease Agreement which is in conjunction with a sale or transfer of Lessee’s resort and casino located on real property adjacent to the Property, shall relieve, release and discharge Lessee from liability and obligations under this Lease from and after the effective date of the transfer or assignment. The transferee needs to fully agree to assume all obligation of the lease.

DEFAULTS: REMEDIES

Covenants and Conditions

Lessee’s performance of each of Lessee’s obligations under this Lease is a condition as well as a covenant.  Lessee’s right to continue in possession of the Property is conditioned upon full performance of all such conditions.  Time is of the essence in the performance of all covenants and conditions.

Defaults

Lessee shall be in material default under this Lease:

If Lessee abandons or vacates the Property;

If Lessee fails to pay Rent or any other charge required to be paid by Lessee, within 21 days of the date due, Lessor provides written notice to Lessee of the failure of Lessee to pay Rent or such other charge, and Lessee fails to pay Rent or such other charge within seven (7) days after receipt of such written notice from Landlord; or

If Lessee fails to perform any of Lessee’s nonmonetary obligations under this Lease for a period of thirty (30) days after written notice from Lessor; provided that if more time is required to complete such performance, Lessee shall not be in default if Lessee commences such performance within the thirty (30) day period and thereafter diligently pursues its completion.  However, Lessor shall not be required to give such notice if Lessee’s failure to perform constitutes a non-curable breach of this Lease.  The notice required by this Section is intended to satisfy any and all notice requirements imposed by law on Lessor prior to the commencement of an unlawful detainer action and is not in addition to any such requirement.

Default by Lessor

Lessor shall not be in default unless Lessor fails to perform obligations required of Lessor within a reasonable time, but in no event later than thirty (30) days after written notice by Lessee to Lessor and to the holder of any first mortgage or deed of trust covering the Property whose name and address shall have theretofore been furnished to Lessee in writing, specifying wherein Lessor has failed to perform such obligation; provided, however, that if the nature of Lessor’s obligation is such that more than thirty (30) days are required for performance, then Lessor shall not be in default if Lessor commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.  In the event Lessor fails to perform an obligation required of it hereunder in the time periods allowed under this Section and following notice from Lessee, Lessee may, but shall not be obligated to, perform any obligation of Lessor under this Lease.  Lessee shall be entitled to a credit against the next accruing rent for all reasonable costs and expenses paid or incurred by Lessee in performing Lessor’s obligations as provided in this Section, including without limitation, reasonable attorneys’ fees incurred.

Remedies

On the occurrence of any default by Lessee hereunder, Lessor may, at any time thereafter, with or without notice or demand and without limiting Lessor in the exercise of any right or remedy that Lessor may have:

Terminate Lessee’s right to possession of the Property by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession of the Property to Lessor.  In such event Lessor shall have the immediate right to re-enter the Property and remove all persons and property and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Lessee, all without service of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby; and Lessor shall be entitled to recover from Lessee all damages incurred by Lessor by reason of Lessee’s default, including (i) the worth at the time of the award of all Minimum Monthly Rent, Additional Rent and other charges which were earned or were payable at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Minimum Monthly Rent, Additional Rent and other charges which would have been earned or were payable after termination until the time of the award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Minimum Monthly Rent, Additional Rent and other charges which would have been payable for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom whether provided by this Lease or allowed by applicable law, including, but not limited to, any costs or expenses incurred by Lessor in maintaining or preserving the Property after such default, the cost of recovering possession of the

Property, expenses of reletting, including necessary renovation or alteration of the Property, Lessor’s reasonable attorneys’ fees, and any real estate commissions or other such fees paid or payable.  As used in subparts (i) and (ii) above, the “worth at the time of the award”  is computed by allowing interest on unpaid amounts at the rate of nine percent (9%) per annum, or such lesser amount as may then be the maximum lawful rate.  As used in subparts (i) and (ii) above, the worth at the time of the award is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%).  If Lessee hall have abandoned the Property, Lessor shall have the option of (i) retaking possession of the Property and recovering from Lessee the amount specified in this Section 0, or (ii) proceeding under Section 0.

Maintain Lessee’s right to possession, in which case this Lease shall continue in effect whether or not Lessee shall have abandoned the Property.  In such event, Lessor shall be entitled to enforce all of Lessor’s rights and remedies under this Lease, including the right to recover the Rent as it becomes due hereunder.  Lessee acknowledges that Lessor may continue the Lease in effect after Lessee’s breach and abandonment and recover Rent as it becomes due;

Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the state in which the Property is located.

The Right to Relet the Premises

Should Lessor elect to re-enter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Property, and relet the Property or any part thereof for such term or terms (which may be for a term extending beyond the Term of this Lease) and at such rent or rents and upon such other terms and conditions as Lessor in its sole discretion may deem advisable; upon each such reletting, all rent received by the Lessor from such reletting shall be applied, first, to the repayment of any indebtedness other than rent due hereunder from Lessee to Lessor; second, to the payment of any costs and expenses of such reletting, including brokerage fees and attorneys’ fees and of costs of such alterations and repairs; third, to the payment of rent due and unpaid hereunder, and the residue, if any, shall be held by Lessor and applied in payment of future rent as the same may become due and payable hereunder.  If such rentals received from such reletting during any month are less than that to be paid during that month by Lessee hereunder, Lessee shall pay any such deficiency to Lessor.  Such deficiency shall be calculated and paid monthly.  No such re-entry or taking possession of said Property by Lessor shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Lessee or unless the termination thereof be decreed by a court of competent jurisdiction.

Landlord’s Right to Cure

Lessor may, but shall not be obligated to, cure any default by Lessee after complying with the notice provisions herein set forth, and whenever Lessor elects, all costs and expenses paid or incurred by Lessor in curing such default, including without limitation reasonable attorneys’ fees, shall be so much Additional Rent due on demand with interest as provided in 0 of this Lease.

Cumulative Remedies

Lessor’s exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

Late Charges

Lessee hereby acknowledges that late payment by Lessee to Lessor of Rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and costly to ascertain.  Such costs include, but are not limited to, processing, administrative and accounting charges, and late charges that may be imposed on Lessor by the terms of any mortgage or trust deed covering the Property.  Accordingly, if any installment of Rent or any other sum due from Lessee shall not be received by Lessor or Lessor’s designee within fifteen (15) days after such amount shall be due, Lessee shall pay to Lessor a late charge equal to ten percent (10%) of such overdue amount.  The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur as a consequence of late payment by Lessee.  Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s default with respect to such overdue amount, nor prevent Lessor from exercising any of the other rights and remedies granted hereunder.

DAMAGE TO PROPERTY; CONDEMNATION.

Damage to the Property

Not applicable; intentionally omitted.

Condemnation of Property

If any part or the whole of the Property shall be acquired or condemned by eminent domain for any public or quasi public use or purpose, and in the event that such partial taking or condemnation shall render the Property not reasonably suitable for the uses of Lessee, then Lessor shall use commercially reasonable efforts and take all reasonable steps to make other property within the Shopping Center available for Lessee to lease for vehicular and pedestrian ingress and egress to Lessee’s adjacent parcel.  In the event of a partial taking or condemnation which is not extensive enough to render the Property unsuitable for the uses of Lessee, then Lessor shall with all due diligence restore the Property to a condition comparable to its condition at the time of such condemnation less the portion lost in the taking, and this Lease shall continue in full force and effect.  During the time that the restoration is being completed or in the event that a portion of the land constituting the Property is removed by the partial condemnation, Lessee’s rent shall be abated for any portion of the Property which cannot be used by Lessee.  In the event that substitute property restoration of the Property cannot be completed to Lessee’s reasonable satisfaction, then Lessee may elect to terminate the Lease by giving written notice to the Lessor.

Distribution of Condemnation Award

Any condemnation award or payment shall be distributed in the following order:  (a) first, to any ground lessor, mortgagee or beneficiary under a deed of trust encumbering the Property, the amount of its interest in the Property; (b) second, to Lessee, only the amount of any award specifically designated for loss of or damage to Lessee’s rights and interests in the Property and the Lessee hereby assigns any other rights which the Lessor may have now or in the future to any other award to the Lessor; and (c) third, to Lessor, the remainder of such award, whether as compensation for reduction in the value of the leasehold, the taking of the fee, or otherwise.  Lessee shall have the right to pursue its claim against the condemning authority for any damages which it suffers in connection with any eminent domain proceeding.

ESTOPPEL CERTIFICATES, SUBORDINATION

AND MORTGAGEE PROTECTION

Estoppel Certificates

Within ten (10) days of request therefor by Lessor, Lessee shall execute a written certificate, in the form presented by Lessor, acknowledging and certifying to matters requested by Lessor, including without limitation, the following; (a) that Lessee is in full and complete possession of the Property, such possession having been delivered by Lessor or its predecessor and accepted by Lessee; (b) that this Lease is in full force and effect and has not been amended, modified, supplemented, or superseded except as specifically noted; (c) that there is no existing default on the part of Lessor in the performance of any covenant, agreement or condition contained in the Lease to be performed by Lessor; (d) that the Lessee does not have any actual or pending claim against the Lessor; (e) that no Rents or other charges have been prepaid by Lessee; (f) that the addressee of said certificate may rely on the representations therein made; (g) certifying as to the Commencement Date, termination date, the date on which Rents commenced to accrue under this Lease, and the date through which Rents and other charges hereunder have been paid; and (h) providing any other pertinent information as Lessor or their agent might reasonably request.  Failure to comply with this Article shall be a material breach of this Lease by Lessee giving Lessor all rights and remedies under 0 hereof, as well as a right to damages caused by the loss of a loan or sale which may result from such failure by Lessee.

Financial Statements

If Lessor desires to finance or refinance the Shopping Center, the Property, or any part thereof, Lessee hereby agrees, within ten (10) days of request therefor by Lessor, to deliver to any lender designated by Lessor such financial statements of Lessee, its guarantors and its parent company, if any, as may be reasonably required by such party.  Such statements shall include the past three (3) years’ financial statements of Lessee.  All such financial statements shall be received by Lessor in confidence and shall be used only for the purposes herein set forth.

Attornment

Lessee shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by Lessor covering the Property, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Lessor under this Lease.

Subordination/Superiority

The rights and interests of Lessee under this Lease shall be subject and subordinate to any mortgage, trust deed or deed of trust that is or may hereafter by placed upon the Shopping Center, or any part thereof containing the Property and to any and all advances to be made thereunder and to the interest thereon and all renewals, amendments, modifications, replacements and extensions thereof, if the mortgagee or trustee or secured party named in such mortgage or trust deed or deed of trust shall elect to subject and subordinate the rights and interests of Lessee under this Lease to the lien of its mortgage, trust deed or deed of trust and shall agree by an instrument in form reasonably satisfactory to Lessee to recognize this Lease in the event of foreclosure, if and so long as Lessee is not in default hereunder.  Any mortgagee or trustee of the Shopping Center or any part thereof containing the Property may elect to give certain rights and interests of Lessee under this Lease priority over the lien of its mortgage, trust deed, or deed of trust.  In the event of either such election and upon notification by such mortgagee or trustee to that effect to Lessee, the rights and interests of Lessee under this Lease shall be deemed to be subordinate to or have priority over, as the case may be, the lien of said mortgage or deed of trust whether this Lease is dated prior to or subsequent to the date of said mortgage or deed of trust.  Lessee shall, within ten (10) days following the request of Lessor or such secured party, execute and deliver whatever instruments may be required for such purposes.  Failure to do so shall constitute an event of default and a material breach of this Lease.

Mortgagee Protection

Lessee agrees to give any mortgagee or trustee of a deed of trust (the “mortgagee”) of the Shopping Center, by registered or certified mail, a copy of any notice of default served upon the Lessor by Lessee, provided that prior to such notice Lessee has been notified in writing (by way of service on Lessee of a copy of an Assignment of Rents and Leases, or otherwise) of the address of such mortgagee.  Lessee further agrees that if Lessor shall have failed to cure such default within thirty (30) days after such notice to Lessor (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Lessor has commenced within such thirty days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the mortgagee shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if such mortgagee has commenced within such thirty days and is diligently pursuing the remedies or steps necessary to cure or correct such default, including without limitation commencement of foreclosure proceedings if necessary to effect such a cure).  Until the time allowed as aforesaid for the mortgagee to cure such default has expired without cure, Lessee shall have no right to, and shall not, terminate this Lease on account of Lessor’s default.  This provision inures to the express benefit of Lessor.

SURRENDER AND HOLDOVER

Surrender of Property at Termination of Lease

Lessee shall, upon the termination of this Lease, after the last day of the Term or any extension thereof or upon any earlier termination of such Term, surrender and yield up to Lessor the Property and all improvements thereto in the condition in which it was required to be kept under this Lease, and the Lessor and Lessee will have no further obligations under this Lease, except (i) the Lessee’s obligation to pay Rent for the period prior to the termination of this Lease, (ii) the Lessor’s and Lessee’s obligations on termination of this Lease for an event of default as set forth herein, and (iii) the parties indemnification obligations under Section 4.3.

Holding Over

Any holding over after expiration hereof, with the consent of Lessor, shall be construed as a month-to-month tenancy in accordance with the terms hereof, as applicable.

MISCELLANEOUS PROVISIONS

Waiver

Any forbearance, failure or delay by Lessor or Lessee in exercising any right, power or remedy hereunder shall not be deemed a waiver of that right, power or remedy or any other right, power or remedy Lessor or Lessee may have.

Time of Essence

Time is of the essence to this Lease Agreement.

Attorneys’ Fees

If either part shall institute any action or proceeding relating to the provisions of this Lease, or any default or breach hereunder, then and in that event, the prevailing party shall be entitled to reasonable expenses and attorneys’ fees and disbursements incurred therein.

Corporate Authority

As Lessee is a corporation, the individual executing this Lease on behalf of said corporation hereby represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the Bylaws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms.  Further, Lessee shall, within thirty (30) days after Lessor’s request, deliver to Lessor a certified copy of a resolution of the Board of Directors of said corporation authorizing or ratifying the execution of this Lease.

Successors and Assigns

The terms, conditions and covenants of this Lease shall be binding upon and shall inure to the benefit of each of the parties hereto, its successors or assigns and shall run with the land; subject, however, to the provisions hereinabove relating to assignment, conveying, subletting and pledging this Lease or the Property.

Real Estate Brokers

Lessor and Lessee each represent and warrant to the other party that it has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesman to act for it in connection with this Lease.  Lessor and Lessee shall each indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman whom the indemnifying party authorized or employed, or acted by implication to authorize or employ, to act for the indemnifying party in connection with this Lease.

Service of Notice

Except as otherwise provided herein, every notice, approval, consent or other communication authorized or required by this Lease shall be in writing and shall be deemed given forty-eight (48) hours after deposit in the United States mail, postage prepaid, certified mail, return receipt requested, and addressed to:

Lessor:	Biggest Little Investments, L.P. c/o Maxum LLC 3652 S. Virginia Street; Suite C7 Reno, NV 89502

Lessee:	Golden Road Motor Inn, Inc. Atlantis Casino and Resort 3800 S. Virginia Street Reno, NV 89503

Entire Agreement and Miscellaneous Provisions

The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such paragraphs of the Lease or in any way affect the Lease.

This Lease supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the lease and occupancy of the Property and contains all of the covenants, agreements and other obligations between the said parties in respect to the lease or occupancy of the Property.

No waiver, alterations or modifications of this Lease or any agreements in connection herewith shall be valid, unless in writing duly executed by all parties.

This Lease is the result of negotiations between the parties and has been agreed to by both Lessor and Lessee after prolonged negotiations and shall not be construed against the party responsible for having it reduced to writing.

This Lease is to be governed by and construed in accordance with the laws of the State of Nevada as exist from time to time.

If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstance shall, at any time, or to any extent, be invalid or unenforceable, the remainder of the Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of the Lease shall be valid and enforceable to the fullest extent permitted by law.

Intentionally Omitted.

Lessee may record against the Property and Shopping Center a memorandum to be executed by Lessor and Lessee providing notice of:  (i) the existence of this Lease, and (ii) Lessee’s rights to use the Common Areas of the Shopping Center as provided in Section 0 hereof.

[Signatures follow on a separate page.]

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement effective as of the date first set forth above.

LESSOR:		LESSEE:

Biggest Little Investments, L.P. a Delaware limited partnership		Golden Road Motor Inn, Inc. a Nevada corporation

By:	/s/ Ben Farahi	By:	/s/ Ronald Rowan

Name:	Ben Farahi	Name:	Ronald Rowan

Title:	Managing Member of General Partner	Title:	CFO

EXHIBIT A

Legal Description of the Fountain Property

LEGAL DESCRIPTION

ATLANTIS DRIVEWAY

That certain parcel of land situated within the Southeast one-quarter of Section 24 and in the Northeast one-quarter of Section 25, Township 19 North, Range 19 East, M.D.B. & M., City of Reno, County of Washoe, State of Nevada, more particularly described as follows:

BEGINNING at a point on the east line of Virginia Street as it presently exists fromwhich point the southwest corner of Parcel C of Reversion-Parcel Map No. 2105 recorded as File No. 1144922 on March 5, 1987 in the office of the County Recorder of Washoe County, State of Nevada, bears South 0° 58' 33" East 14.73'; said point also bears South 65° 44' 38" West 1,802.49 feet the Northeast corner of said Section 25, said point being the TRUE POINT OF BEGINNING;

THENCE North 69° 10' 56" East 173.39 feet;

THENCE North 20° 47' 32" West 215.45 feet;

THENCE South 69° 10' 54" West 173.49 feet;

THENCE South 20° 49' 06" East 215.44 feet to the TRUE POINT OF BEGINNING;

The area of this parcel is 37,368 square feet of land more or less.

The basis of bearing used herein is the centerline tangent of Coliseum Way taken as North 8° 11' 31" West. Record per Parcel Map No. 1085 is North 8° 10' 00" West.

Note that at the time this description was prepared, the herein described parcel is not a recorded division approved by the City of Reno.

PROFESSIONAL LAND SURVEYOR · STATE OF NEVADA
Exp 12/31/03
GILBERT W.
PATTERSON
No. 5666

10/20/03

Gilbert W. Patterson, PLS 5666

WYNAN'S.LGL Oct 20, 2003 Page 1 of 1

CASTLE LAND SURVEYING • 240 Linden St. • Reno, NV 89502 (775) 689-8620
castleland@aol.com F) (775) 689-8601

EXHIBIT B

Legal Description of the Property

EXHIBIT C.

Preliminary Plans and Specifications

EXISTING BUILDING
PARKING ANALYSIS
SIERRA MARKETPLACE LEASE AREA:
EXISTING PARKING STALLS: 275
PROPOSED PARKING STALLS: 384
INCREASE LEASE AREA STALLS: 109
ATLANTIS PARKING LOT AREA:
EXISTING PARALLEL PARKING STALLS: 22
PROP. PARALLEL PARKING STALLS: 20
DECREASE ATLANTIS AREA STALLS: -2
EXISTING BUILDING TO REMAIN
4.2 Ac
180,789 sf
AREA "A"
AREA "A"
EXISTING ATLANTIS CASINO RESORT SPA BUILDING
COLISEUM WAY
ATLANTIS PARKING IMPROVEMENTS
LEASE DISPLAY
RENO
WASHOE COUNTY
NEVADA
odyssey
L-1
1

Preliminary Plans and Specifications

Exhibit C.1.

N
W
E
S
FENCING TO BE ALLOWED ALONG LANDSCAPING
FENCING TO BE ALLOWED ALONG LANDSCAPING
USE OF SIDEWALK FOR ACCESS TO BE ALLOWED TO ADJACENT BUILDINGS
FENCING TO BE ALLOWED ALONG LANDSCAPING
CASTLE LAND SURVEYING